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                         ICN Pharmaceuticals, Inc.
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              (Name of Registrant as Specified in its Charter)

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The following is the text of a letter to shareholders issued by ICN
Pharmaceuticals, Inc. on March 20, 2001:


                 [LETTERHEAD OF ICN PHARMACEUTICALS, INC.]




Dear ICN Shareholder:

I am writing to bring you up to date on the progress we have made in implementing the company's restructuring plan. The decision to split the company into three publicly traded companies was, as you know, made in consultation with our financial advisors to unlock the value of ICN's businesses, thereby increasing shareholder value. We remain committed to this major initiative and assure you we are moving as expeditiously as possible to achieve our goal.

Under the proposed plan, ICN will be split into three publicly traded entities:

          o ICN International, which will comprise operations in Western Europe, Central and Eastern Europe and exports to Asia, Australia and Africa;
          o Ribapharm, which will consist of our research and development operations and assets in the United States; and
          o ICN Americas, which will be comprised of our operations in North, Central and Latin America.

The restructuring of a company as complex as ICN is a formidable task. The company has 52 plants, offices and facilities in 31 countries. It sells products in over 100 countries and operates in 50 tax jurisdictions. ICN has 60 subsidiaries registered in many countries throughout the world and over 12,000 employees. Given all of this, we can report with a certain degree of pride that we have assiduously been moving forward toward the creation of the three companies, while at the same time reporting record revenues and substantial profits for the company and its shareholders. For 2000, we earned net income before extraordinary items of $100 million, or $1.25 per diluted share, and operating income of $193 million on revenues of $800 million.

We announced the restructuring on June 15, 2000 after consulting with our financial advisors. Since then, we have accomplished the following major steps to move the restructuring forward:

          o Incorporated Ribapharm and transferred the tangible research and development assets of ICN to the new company. That included our Costa Mesa, California building.

          o Filed the initial Ribapharm registration statement with the SEC. A revised Ribapharm prospectus has been prepared, and we intend to file an amended registration statement with the SEC shortly after the filing of our 10-K for the year 2000.

          o    Repurchased $95 million in public debt.

          o Entered into a letter of intent with Roche Holdings to exchange Roche's ownership stake in ICN for an 8.7% ownership stake in Ribapharm, and the right for Roche to increase its participation to 17.5%.

          o    Filed a draft offering circular relating to ICN
               International with the Budapest Stock Exchange, and plan to file next week with the London Stock Exchange.

          o Commenced internal reorganization necessary to implement the restructuring.

          o Engaged financial advisors for the various parts of the restructuring.

          o Engaged an international team of accountants and attorneys who are working on the restructuring.

          o Announced that, subject to market conditions and regulatory approvals, up to 40 percent of ICN International will be sold in an offering in the second quarter of 2001. ICN intends to divest its remaining interest in ICN
               International over the longer term.

          o Proposed that, subject to market conditions and regulatory and other approvals, up to 20 percent of Ribapharm Inc. will be sold in a public offering with the balance spun off to shareholders on a tax-free basis as soon as possible.


As the foregoing demonstrates, we are proceeding with our restructuring as expeditiously as possible given the complexity of the transaction and the difficult financial market environment. We remain committed to realizing for you, our shareholders, the value that is inherent in ICN and inadequately recognized under the present structure. I will continue to keep you posted on future developments.

Sincerely,

/s/ Milan Panic

Milan Panic
Chairman and Chief Executive Officer

A registration statement relating to the shares of Class A common stock of Ribapharm has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This letter shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

When available, copies of the preliminary prospectus relating to the offering of shares of Ribapharm may be obtained from the offices of UBS Warburg LLC, 299 Park Avenue, New York, New York 10117, telephone
212-821-3000.

Any securities of ICN International offered will not be and have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

'SAFE HARBOR' STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This letter contains forward-looking statements that involve risks and uncertainties, including but not limited to the company's ability to complete its restructuring plan according to stated timeframes, stock exchange and other approval processes, legal, accounting and other risks, including those detailed from time to time in the company's Securities and Exchange Commission filings.

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